EXHIBIT 99.1

Qumu Names David Ristow as Chief Financial Officer

Minneapolis (December 18, 2017) – Qumu (NASDAQ: QUMU), a leading provider of enterprise video solutions to the Global 2000, has named David Ristow as the Company’s Chief Financial Officer effective December 15, 2017. Ristow has been Qumu’s Interim Chief Financial Officer since November 7, 2017.

“I’m excited about the depth of financial and operational experience that Dave brings to the executive team,” said Vern Hanzlik, President and CEO of Qumu. “Dave’s experience and leadership in software and professional services has already been felt within Qumu and we look forward to his future contributions.”

Ristow brings more than 20 years of experience in finance, accounting and SEC reporting, and he has served as CFO for multiple technology businesses. He has expertise in strategic planning, operations, stakeholder relations, internal controls and corporate governance. Dave is a veteran of the U.S. Marine Corps, an actively licensed CPA and a Chartered Global Management Accountant.

“For many years, Qumu has invested in developing its current proprietary platforms and offerings, which serve the world’s largest organizations,” said Ristow. “The business has tremendous opportunity, and I look forward to helping the company grow its customer footprint.”

Those interested in finding out more about Qumu may visit the Qumu website at www.qumu.com.

About Qumu Corporation

Qumu (NASDAQ: QUMU) integrates with the world’s largest companies, putting video to work for their digital workforce. Organizations use Qumu software to create, manage and share video—live streaming and on demand—turning video into an always-on resource and connecting thousands of stakeholders across a single enterprise.

Media Contact

Eric Rudolf
Vice President of Marketing
Qumu Corporation
Eric.Rudolf@qumu.com

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